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TRANSITION NEWS
News about the PNC/National City Merger
November 25, 2008, Issue 2
In This Issue
•	Employees
o	Message from Tom and Shelley

o	Change Will Come Slowly, When It Does
•	Integration
o	Popular points from National City Rewards Program to Continue

o	TARP Participation and Tax Change Explained
Message from Tom and Shelley
(Tom Whitford, PNC’s chief administrative officer, serves as the integration manager. Shelley Seifert, National City’s executive vice president of Corporate Services, joins Tom on the integration leadership team.)
A little more than four weeks has passed since the announcement of National City’s merger with PNC, and much has already been accomplished in this short time. As we all know, however, significant work lies ahead.
Both National City and PNC have extensive experience with completing integrations, and we are confident that the capabilities of our team and the dedication they bring to the task will result in another successful integration.
This integration, however, presents some unique challenges that neither organization has previously faced. The short time period from the acquisition announcement to the expected closing date — less than 10 weeks — is unprecedented for both PNC and National City. Teams are working feverishly to secure the appropriate shareholder and regulatory approvals. Also, the time frame of the integration process, including converting all systems and branches, will be about 24 months. This is longer than that of our previous mergers, primarily because of the sheer size and scope of our combined organization.
We are in the very early stages of a long, complex process to ensure a smooth transition for you and others we serve. Ultimately, together we will create a great financial services company.
As a detailed integration plan is developed, we ask for your patience and understanding. We know you have many questions about specific employees and departments, products and customer services. We will answer them as we are able, but first, additional discussions must take place, and decisions must be made. That’s a process that requires great care and diligence.
Transition News
November 25, 2008

Thank you for your contributions, your patience and your commitment to providing customers with the exceptional service they have come to expect.
Change Will Come Slowly, When It Does
While many things will change as a result of the merger, there are many things that will stay the same for some time to come.
For the most part, employees will continue to experience life at National City as they do today, even immediately following the legal close, which is anticipated for Dec. 31, 2008, pending regulatory and shareholder approvals. Employees will still use National City tools for the time being, such as MyNationalCity, e-buy, expense reports, e-Time Reporting, MyLearning, MyInformation and more. As time goes by, those will likely convert to PNC systems. However, employees will have advance notice and opportunities for training prior to any changes.
Because the branch network will not begin its conversion until later in 2009, branch systems, products and services, and procedures will remain “as is” for now. If there is an opportunity to make enhancements prior to conversion, or other related changes, they may occur. But for the time being, customers can expect to work with the same employees and enjoy the same products and services they do today.
Popular points from National City® Rewards Program to Continue
One of the most frequently asked questions received since the PNC and National City merger was announced is about the future of the points from National City program.

A recent decision was made to retain and support the program — a decision employees and customers will likely be happy to hear.

To that end, the statement below will be included on both the points Web site and in the next monthly eNewsletter to points households.

“As a customer of National City Bank, there are likely many things you have grown to appreciate over the years about your banking relationship. One of those may be points from National City®, the popular, industry-leading rewards program in which you are currently enrolled. We have received many questions regarding the future of the points program since PNC Bank and National City recently announced plans to combine our organizations. Please know that your current points account is not impacted, that you will continue to earn and may redeem points and that we will be continuing the points program.”
Employees should also know that National City reviews the points program on a regular basis and that’s a process that PNC will continue. Any changes made will be communicated to customers in a timely manner.
Though the integration team is pleased to announce this decision, it is important to note that there is much more work to come before finalizing additional decisions related to how PNC and National City will convert other products and services.
Transition News
November 25, 2008

For more information about how to tell the points from National City story, refer to points from National City in the Consumer Products section on Retail Online or visit www.nationalcity.com/points.
Answers to a Few Points Questions
1. Is the points from National City program continuing through/past the integration with PNC?
•	At this point in time, we’re pleased to say that there are plans to continue the program.
2. Will I see changes to the points program?
•	We regularly review the points program and, of course, we expect PNC to continue that practice. When we find changes or enhancements that make sense, we’ll work to implement those changes as usual.
3. Should I redeem my points now?
•	At this point in time, there are plans to continue the program.

As you choose, you can redeem your points or keep saving them.
TARP Participation and Tax Change Explained
When announcing its acquisition of National City, PNC indicated that it had been approved to raise capital by issuing $7.7 billion in preferred stock to the Treasury Department as part of the Troubled Asset Relief Program (TARP), subject to standard closing conditions. So, what is the TARP, and what are PNC’s obligations?
The TARP was designed to provide financial institutions access to capital to stabilize and strengthen the U.S. financial system. PNC is participating in the program in accordance with the guidelines established by the government, and the terms for that participation are no different than those of any other institution that has been approved by the U.S. Treasury to do so.
PNC expects to repay the government’s $7.7 billion investment in full — with annual dividends of 5 percent — within five years. If PNC were not to meet the five-year deadline, the dividend rate would increase to 9 percent. Furthermore, if PNC’s stock performs well, the warrants PNC will issue to the Treasury could add significant value to the government’s investment.
Meanwhile, the additional capital raised further strengthens PNC’s considerable position among its peers, forging a foundation for growth.
Separately, the Internal Revenue Service and Treasury Department issued a notice on Sept. 30 that changes the tax deduction rules for banks that acquire other banks. This change does not allow PNC to get greater tax deductions than would otherwise apply, but it does permit PNC to take those deductions more quickly than it otherwise would. As a result, the value to PNC is one of the time value of money (present value). PNC expects this time value of money benefit from the National City acquisition to be no more than approximately $725 million, substantially less than the $5 billion quoted by some and reported in the media. The result of this tax change was not a significant factor in PNC’s decision to enter into the merger agreement.
Transition News
November 25, 2008

Have a question? You can call the toll-free PNC Merger voicemail box at 888/808-4489 and leave a message with your question or email your question to CorpComm@NationalCity.com. We’ll respond to questions of general interest in future issues of Transition News.
Additional Information and Where to Find It
The proposed merger will be submitted to National City’s and PNC’s shareholders for their consideration. PNC has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which includes a joint proxy statement/prospectus of PNC and National City that also constitutes a prospectus of PNC. PNC and National City have mailed the joint proxy statement/prospectus to their respective shareholders, and each of the companies plans to file with the SEC other relevant documents concerning the proposed merger. Shareholders and other investors are urged to read the joint proxy statement/prospectus (which was first mailed to PNC and National City shareholders on or about November 24, 2008) as well as any other relevant documents to be filed with the SEC in connection with the proposed merger or incorporated by reference into the joint proxy statement/prospectus (and any amendments or supplements to those documents), because they will contain important information. You may obtain a free copy of these documents, as well as other filings containing information about National City and PNC, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, www.nationalcity.com/investorrelations and www.pnc.com/secfilings. Copies of these documents and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Jill Hennessey, National City Corporation, Senior Vice President, Investor Relations, Department 2229, P.O. Box 5756, Cleveland, OH 44101-0756, (800) 622-4204; or to PNC Financial Services Group, Inc, Shareholder Relations at (800) 843-2206 or via e-mail at investor.relations@pnc.com.
National City and PNC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of PNC or National City in connection with the proposed merger. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 7, 2008. Information about the directors and executive officers of PNC is set forth in the proxy statement for PNC’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus. You may obtain free copies of these documents as described in the preceding paragraph.
Transition News
November 25, 2008